UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                                  FORM 8-KSB


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 or 15 (d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


              DATE OF REPORT  (DATE OF EARLIEST EVENT REPORTED):
                        AUGUST 12, 1998  (JULY 2, 1998)


                           VICON FIBER OPTICS CORP.
            (Exact name of registrant as specified in its charter)


                                    0-11057
                           (Commission file number)


          Delaware                                          13-2615925
     (State of Incorporation)                (IRS Employer Identification No.)


                  90 Secor Lane, Pelham Manor, New York 10803
             (Address of principal executive offices and zip code)


                                (914)-738-5006
                         Registrant's telephone number


















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ITEM 2.  ACQUISTION OR DISPOSITION OF ASSETS:


On July 2, 1998, Vicon Fiber Optics Corp. (the "Company") acquired 250,000 shares (approximately 9%) of American Entertainment Group, Inc. (AEG), doing business as "Another Universe.com", at $2.00 per share, for a total of $500,000.00 in cash. The 9% interest in AEG was acquired from working capital. In addition, the Company has an option to acquire 250,000 more shares at $2.00 per share, which expires September 30,1998.

The shares of Common Stock of AEG were purchased pursuant to a private placement dated June 30, 1998 and cannot be sold unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption under the Rules of the Securities and Exchange Commission.

Material relationships: Allan Borkowski, a director of the Company, beneficially owns 125,000 shares of AEG. Optivest Technologies Corp., a privately held company, of which Allan Borkowski is a minority shareholder, owns 250,000 shares of AEG.

A copy of the press release dated July 7, 1998 announcing the acquisition by the Company of the 9% interest in AEG is attached herewith as Exhibit 1.
































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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                           Vicon Fiber Optics Corp.
                                 (Registrant)



          /s/ Leonard Scrivo
              President and Chief Executive Officer




Date:  August 12, 1998































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EXHIBIT 1:


VICON FIBER OPTICS CORP.
90 Secor Lane, Pelham Manor, NY 10803


                  Vicon Fiber Optics Corp. Acquires Interest
                            in AnotherUniverse.com

                 RETAINS OPTION TO PURCHASE ADDITIONAL EQUITY
                       IN THE LEADING INTERNET RETAILER

FOR IMMEDIATE RELEASE

Pelham Manor, New York, July 7, 1998 - Vicon Fiber Optics Corp. (Nasdaq OTC - Bulletin Board: VFOX) announced today that it has made an investment in Another Universe.com, a private Company. Another Universe.com is the leading Internet retailer and direct response marketer of entertainment-themed collectibles, licensed products and gifts, and Vicon's investment represents approximately 9% ownership. Vicon will be appointing three of five directors to the board of Another Universe.com, and will also have an option to purchase additional shares.

Leonard Scrivo, Vicon President & CEO, stated, "We are excited about this investment which we consider both timely and synergistic to our marketing needs. Internet sales (total value of goods and services purchased online) are expected to increase from $12.4 billion in 1997 to over $425 billion by the year 2002. Another Universe.com is not only the industry leader in its rapidly growing retailing niche, with sales exceeding $17 million for the fiscal year ended February 28, 1998, it has commanded much higher gross profit margins than other Internet retailers (margins over 50% vs. an industry average of less than 17%). Furthermore, and very important to our own operations, Another Universe.com will immediately incorporate Vicon's FANTASIA product line of decorative fiber optic lamps into its Internet, retail and catalog operations. Since its Internet operation is receiving over 10 million hits per month, this new exposure, coupled with the additional retail store and catalog visibility, should provide Vicon with a powerful new selling channel for increasing sales." Mr. Scrivo added, "We believe we are correct in identifying the Internet as a potentially explosive world-wide retail medium, and we are pleased to now be a participant, as both an investor and a partnering vendor."

Located in Manassas, Virginia, Another Universe.com is one of the fastest growing Internet entertainment-theme retailers, marketing more than 7,000 items including toys, apparel, books, comics, games, trading cards, lithographs, and CD-ROM, as well as select limited edition issues. Licensed merchandise includes such titles as The X-Files, Star Wars, South Park, Godzilla, Xena, Batman, Men In Black, Ally McBeal and Lost In Space, etc., and the Company has developed strong relationships with licensors such as Universal, Fox, Warner Brothers and the Sci-Fi Channel. Negotiations with


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several additional entertainment firms are currently in progress to license the rights to their cyber-stores. In addition to operating an award winning Internet Site (awards include Cool Site Of The Day, the Point Survey, the Starting Point Choice, and the 1997 rec.art.comics Squiddy Award for the most popular comics site), the Company operates 6 retail stores in the Washington D.C. and Baltimore, MD area and a catalog fulfillment business with an active mailing list of over 250,000 individual customers.

Another Universe.com online sales for the fiscal year ended February 28, 1998 were $1.3 million, more than 1,000% ahead of fiscal year 1997, while online sales for the month of April, 1998 were $266,643 vs. $64,687 in April, 1997. More importantly, page hits have grown from 800,000 per month in the first calendar quarter of 1996 to 10.8 million per month in the first calendar quarter of 1998.

Another Universe.com President, Steve Milo, commented, "Another Universe.com is more than just a cyber-store, we're an entertainment experience. Our Company has invested significant resources into creating a platform that seamlessly mixes editorial content with commerce.

Customers come to Another Universe.com to get the latest news and information on movies, television shows, comic books and video games. The Company has been successful in converting these customers into buyers using dynamically generated pages and targeted-embedded-ad-technology, and we believe that Vicon's colorful and exciting FANTASIA lamps will fit very well with our current product mix."

Vicon Fiber Optics Corp. produces and markets its FANTASIA line of decorative fiber optic lamps on a national basis, and is a leading manufacturer of fiber optic illumination systems for the dental and medical professions. For fiscal year ended December 31, 1997, Vicon sales exceeded $4 million, and the Company has been profitable for 25 consecutive quarters. Vicon's Corporate Headquarters are located at 90 Secor Lane, Pelham Manor, New York 10803, and the Company's common stock is publicly traded on the Nasdaq OTC Bulletin Board
- Symbol VFOX.

Certain matters in this news release are forward-looking statements that are subject to risks and uncertainties that could cause results to differ materially from those projected or anticipated. Such risks and uncertainties include but are not limited to market conditions, market demand, successful product development and acceptance, company finances and the ability to finance future requirements, competitor products and pricing, and the risks associates with marketing and the management of growth.


FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

Mr. Michael J. Funke, Investor Relations
(914)-738-5006




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